UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)		February 3, 2014
DOGINN, INC.
(Exact name of registrant as specified in its charter)
Nevada	333-173438	27-3191889
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1380 Lougar Ave, Sarnia ON Canada		N7S 5N7
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(519) 381-7086
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective February 14, 2014, we entered into a share exchange agreement with Delite Products, Inc., a private California corporation and Vapor Hub, Inc., a private California corporation and the shareholders of each of Delite Products and Vapor Hub that will result in our company acquiring 100% of the outstanding shares of Delite Products and Vapor Hub.  In exchange, the shareholders of Delite Products and Vapor Hub will receive up to 38,000,001 shares of our common stock.

In addition to the foregoing, the following is a brief description of the terms and conditions of the share exchange agreement that are material to us:

1.

no material adverse change will occur with the business or assets of our company or Delite Products and Vapor Hub since the effective date of the Agreement;

2.

our company, Delite Products and Vapor Hub will be reasonably satisfied with their respective due diligence investigation of each other;

3.

Delite Products and Vapor Hub will have provided us with audited financial statements for the period from inception to December 31, 2013.

Due to conditions precedent to closing, including those set out above, and the risk that these conditions precedent will not be satisfied, there is no assurance that we will complete the share exchange as contemplated in the share exchange agreement.

The above description of the share exchange agreement is qualified by reference to the agreement, which is attached as Exhibit 10.1 to this Current Report.

Item 8.01	Other Items

On February 3, 2014, our board of directors approved an agreement and plan of merger to merge with our wholly-owned subsidiary Vapor Hub International Inc., a Nevada corporation, to effect a name change from DogInn Inc. to Vapor Hub International Inc.  Our company will remain the surviving company.  Vapor Hub International Inc. was formed solely for the change of name.

Articles of Merger to effect the merger and change of name were filed with the Nevada Secretary of State on February 14, 2014, with an effective date of February 25, 2014.

The amendment is currently being reviewed by the Financial Industry Regulatory Authority (“FINRA”).  We will announce the completion of the FINRA review and the effectiveness of the amendment on the market by filing a Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits
10.1	Share exchange agreement dated February 14, 2014 between our company, Delite Products, Inc. and Vapor Hub, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOGINN, INC.
/s/ Robin Looban
Robin Looban
President and Director

Date:	February 18, 2014

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